Exhibit 10.3

Execution Version

Jeffrey Shell
c/o last address on file
with the Company

This Separation Agreement and General Release of all Claims (this “Agreement”) is entered into by Jeffrey Shell (the “Executive”), Paramount Global, a Delaware corporation (“Paramount”), and Paramount Skydance Corporation, a Delaware corporation (“Parent” and, together with Paramount, the “Company”), as of April 8, 2026 and effective as of the Effective Date (as defined below). Reference is made to that certain employment agreement between the Executive and the Company dated as of August 7, 2025 (the “Employment Agreement”). Any capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement. The Company’s and the Executive’s rights and obligations under the Employment Agreement shall survive if and as set forth therein, subject to the below.

The Executive’s employment with the Company and the Contract Period terminated on April 8, 2026 (the “Separation Date”). In consideration of the promises to provide the Severance Benefits (as defined below) to the Executive, the Executive and the Company agree as follows:

1.             Severance Benefits.

(a)            Solely in consideration of the Executive executing this Agreement, the Company agrees to provide the Executive with the following payments and benefits (it being understood that the Accrued Compensation and Benefits are not contingent upon the Executive executing this Agreement):

(i)	The Company shall pay Executive an amount in cash equal to the sum of the Executive’s Salary and Target Bonus (each at the rate in effect on the Separation Date) (the “Cash Severance”), payable in substantially equal installments in accordance with the Company’s regular payroll practices during the period commencing on the Separation Date and ending on the twelve (12)-month anniversary thereof (the “Severance Period”); provided that no such payments shall be made prior to the Effective Date;

(ii)	Provided the Executive validly elects continuation of the Executive’s medical and dental coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended (the “Code”) (relating to coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”)), the Executive’s coverage and participation under the Company’s medical and dental benefit plans and programs in which the Executive was participating immediately prior to the Executive’s termination of employment shall continue at the same level and cost to the Executive as if the Executive remained an employee of the Company (based on the Executive’s elections in effect as of the Separation Date) until the earlier of (A) the end of the Severance Period, or (B) the date on which the Executive becomes eligible for medical and/or dental coverage from another employer; provided, that, during the period that the Company provides the Executive with this coverage, an amount equal to the total applicable COBRA subsidy (or such other amounts as may be required by law) will be included in the Executive’s income for tax purposes and the Company may withhold taxes from the Executive’s termination payments for this purpose; and provided, further, that the Executive may elect to continue Executive’s medical and dental coverage under COBRA at the Executive’s own expense for the balance, if any, of the period required by law;

(iii)	The Sign-on Award shall vest with respect to the number of RSUs subject to the Sign-on Award that would have vested if the Executive had remained in continued employment with the Company through the end of the Severance Period on the Effective Date (and, for clarity, the Sign-on Award shall remain outstanding and eligible to vest pursuant to this clause (iii) on the Effective Date and will be forfeited on the sixtieth (60th) day following the Separation Date if such Sign-on Award (or portion thereof) does not vest on or before such date); and

(iv)	The Company shall pay or provide, as applicable, the Accrued Compensation and Benefits in accordance with the Employment Agreement.

(b)            The severance payments and benefits set forth in paragraph 1(a)(i), (ii) and (iii) are collectively referred to as the “Severance Benefits”. The Severance Benefits are the sole severance payments and benefits for which the Executive is eligible in connection with the Executive’s separation from employment with the Company and supersede and replace any and all other arrangements with respect to separation payments or benefits of any kind. The Cash Severance shall be reduced on a dollar-for-dollar basis by any compensation, excluding compensation for continued service on any board of directors for which the Executive was serving prior to the Separation Date, for services earned by the Executive (including as an employee, independent consultant or independent contractor) from any source in respect of the Severance Period, including, without limitation, salary, sign-on or annual bonus, consulting fees, commission payments and any amounts the payment of which is deferred at the Executive’s election, or with the Executive’s consent, until after the expiration of the Severance Period; provided that, if the Company in its reasonable discretion determines that any grant of long-term compensation is made in substitution of the aforementioned payments, such payments shall be further reduced by the value on the date of grant, as reasonably determined by the Company, of such long-term compensation the Executive receives. The Executive agrees to promptly notify the Company of any arrangements during the Severance Period in which the Executive earns compensation for services and to cooperate fully with the Company in determining the amount of any such reduction of the Cash Severance.

2.             Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession have been returned by the Executive to the Company no later than the Separation Date; provided that the Executive is permitted to retain the Executive’s address book, calendar, and personal mobile file (which, for clarity, the Executive shall not be required to return to the Company, but which the Executive has furnished to the Company for permanent removal of Confidential Information upon the Executive’s termination from the Company).

3.	General Release and Waiver of Claims.

(a)            Release. In consideration of the Severance Benefits to be provided to the Executive (and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged) and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its subsidiaries and affiliates, predecessors, successors and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, or any subsidiaries, successors, predecessors or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to the Executive’s employment with the Company; provided, however, that the Executive does not release, discharge or waive any rights to (w) Severance Benefits or the Accrued Compensation and Benefits provided under this Agreement, (x) claims that cannot be waived by law, including without limitation claims for unemployment benefit rights and workers’ compensation, (y) any rights to vested equity and vested benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements and (z) any indemnification rights the Executive may have in accordance with any applicable law, the Indemnification Agreement, any other written indemnification agreement between Executive and any Releasee, the Company’s and/or any other Releasees’ governance instruments or under any director and officer liability insurance maintained by the Company and/or any other Releasee with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company and/or any other Releasee. The Executive represents that the Executive does not have, and has not asserted, any Claims for or allegations concerning sexual or gender-based harassment with respect to the Executive’s employment with the Company. For the avoidance of doubt, the foregoing release of claims includes a release of claims (i) arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq., the Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act, 31 U.S.C. § 3729 et seq., the Worker Adjustment and Retraining Notification (“WARN”) Act, 29 U.S.C. § 2101 et seq., the California Fair Employment and Housing Act, the California Family Rights Act, the California WARN Act, the California Military and Veterans Code, and the California Labor Code, all as may have been amended at any time through the Effective Date, or any other federal, state, or local statute, regulation, constitution, ordinance, or order regarding employment, (ii) for breach of contract (including any employment offer letter or agreement or other agreement entered into in connection with employment, except as provided above), violation of any policy, benefit plan, or covenant of any kind, and/or breach of the implied covenant of good faith and fair dealing, (iii) arising in tort, including, without limitation, wrongful dismissal or discharge, harassment, retaliation, fraud, negligence, misrepresentation, defamation, infliction of emotional distress, invasion of privacy, or violation of any public policy or common law, and/or (iv) for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)            Waiver of Known and Unknown Claims. Without limiting the generality of paragraph 3(a), the Executive agrees, on behalf of the Executive and all other Releasors, that paragraph 3(a) includes a waiver of any known or unknown claims and, thus, the Executive, on behalf of the Executive and the other Releasors, hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code, which states: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR ANY RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” Having acknowledged such Section 1542, the Releasors hereby waive any rights under such Section 1542.

(c)            Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of the Executive’s choosing with respect thereto, and such review period shall not be extended based on any material or immaterial changes to this Agreement; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that the Executive has seven (7) days following the date on which the Executive signs this Agreement within which to revoke the release contained in this paragraph 3(c), by providing the Company a written notice of the Executive’s revocation of the release and waiver contained in this paragraph 3(c), and that the eighth (8th) day after the date on which the Executive signs this Agreement shall be the “Effective Date” of this Agreement, provided the Executive does not timely revoke this Agreement as provided herein; provided, however, that if the Executive exercises the Executive’s right to revoke the release contained in this paragraph 3(c), the Executive shall not be entitled to any of the Severance Benefits and the Company may reclaim any such amounts paid to the Executive and may terminate any benefits and payments that are subsequently due under this Agreement, except as prohibited by the ADEA and OWBPA.

(d)            No Assignment. The Executive represents and warrants that the Executive has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

4.             Communications with Administrative Agencies. Nothing in this Agreement precludes or is intended to preclude the Executive from: (a) filing a charge with the Equal Employment Opportunity Commission or similar state or local agency; however, the Executive hereby waives the Executive’s right to recover any damages or other relief in connection with such a charge or any proceeding brought by or on behalf of the Executive; (b) reporting to, providing non-privileged information to, cooperating with, or receiving any award from any federal, state, or local governmental agency, including without limitation the Securities and Exchange Commission; (c) responding to a request for information from any governmental agency, including without limitation, agencies overseeing unemployment insurance benefits and taxing authorities; (d) filing a claim for unemployment benefits or workers’ compensation benefits; or (e) engaging in activities protected by state, local or federal law, including those set forth in paragraph 7(e) in the Employment Agreement. The Executive will provide prior notice to the Company’s General Counsel (to the extent providing such prior notice is not prohibited by law) before disclosing or providing Confidential Information or any other information about or related to the Company to any federal, state or local governmental agency (including in response to a request from such governmental agency) provided, that so long as the Executive provides such notice within thirty (30) days after the disclosure is made or the information is provided, the Executive shall not be deemed to have breached this sentence.

5.             Resignation from Director and Officer Positions. For the avoidance of doubt and with reference to paragraph 16(b) of the Employment Agreement, the Executive hereby resigns from all officer and director positions that the Executive may have held with the Company or any affiliate thereof (including, without limitation, as Parent’s President and as a member of Parent’s Board of Directors), effective as of the Separation Date. The Executive agrees to execute any documents or instruments which are necessary or desirable to effectuate such resignations.

6.             Continuing Obligations under the Employment Agreement. For the avoidance of doubt, after the Separation Date, Executive and the Company shall continue to be subject to the following provisions of the Employment Agreement: paragraph 5(b) (“Indemnification; D&O Insurance”); paragraph 6 (“Non-Competition and Non-Solicitation”), paragraph 7 (“Confidentiality and Other Obligations”), including the non-disparagement obligations contained within paragraph 7(c), paragraph 8 (“Company Property”), paragraph 9 (“Legal Matters”), paragraph 16 (“Further Events on Termination of Employment”), paragraph 17 (“Survival; Remedies”), which for purposes of Section 17(d) shall be limited to material violations of paragraphs 6, 7, 8 or 9 of the Employment Agreement that occur after the Separation Date, and paragraph 18 (“General Provisions”). All of the applicable terms and conditions of the Employment Agreement that survive the end of the Executive’s employment with the Company remain in full force and effect.

7.             No Public Statements. The Executive shall not issue a press statement announcing the Executive’s separation from employment with Company or Parent’s Board of Directors without the advance approval of the Company. The Company shall use reasonable best efforts to ensure that its Executive Vice Presidents and above in the Company’s communications department do not, and the Company shall instruct the current members of the Company’s Board of Directors and the Company’s Executive Leadership Team that they shall not directly or indirectly, at any time, whether in writing or orally, malign, denigrate or disparage Executive or otherwise publish statements that portray Executive in an unfavorable light, except for disclosures and communications that may be required or protected by law or a governmental agency or entity, that are reasonably necessary to carry out their duties to the Company, or that are reasonably necessary for purposes of truthful and accurate news gathering and reporting.

8.             Remedies. In the event the Executive initiates or voluntarily participates in any proceeding in violation of this Agreement, or if the Executive fails in any material respect to abide by any of the terms of this Agreement or the Executive’s post-termination obligations contained in the Employment Agreement, the Company may, in addition to any other remedies it may have, terminate any benefits or payments that are subsequently due under this Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. For the avoidance of doubt, nothing herein shall prohibit the Executive from challenging the effectiveness of this Agreement’s release of claims under the ADEA and OWBPA or from pursuing claims that arise after the Effective Date. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under paragraphs 3 and 4 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Employment Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching the Executive’s post-termination obligations under the Employment Agreement or the Executive’s obligations under paragraphs 3 and 4 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by entering into this Agreement the Executive shall be limiting the availability of certain remedies that the Executive may have against the Company and limiting also the Executive’s ability to pursue certain claims against the Company.

9.             Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, shall be inoperative.

10.            Nonadmission. Nothing contained in this Agreement shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company or of the Executive.

11.            Tax Withholding. The Company and its affiliates may deduct and withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

12.            Section 409A. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder (collectively, “Section 409A”). Notwithstanding anything to the contrary in this Agreement, in the event that the Executive is a specified employee as determined by the Company (a “Specified Employee”) as of the Separation Date, then to the extent that any amount or benefit payable to the Executive under this Agreement (x) constitutes an amount of deferred compensation for purposes of Section 409A and (y) is considered for purposes of Section 409A to be owed to the Executive by virtue of the Executive’s “separation from service” with the Company (within the meaning of Section 409A (a “Separation from Service”)), then such amount or benefit shall not be paid or provided during the six (6)-month period following the date of the Executive’s Separation from Service and instead shall be paid or provided on the first (1st) day of the seventh (7th) month following the date of the Executive’s Separation from Service or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death. Any payments of nonqualified deferred compensation subject to Section 409A payable under this Agreement may only be paid upon the Executive’s Separation from Service with the Company, and references in this Agreement to the Executive’s “termination of employment” and like terms and phrases shall be interpreted to refer to the Executive’s Separation from Service with the Company to the extent necessary to give effect to this sentence. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.

13.           Governing Law and Forum. The Executive acknowledges and agrees that this Agreement and all matters or issues arising out of or relating to the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action that is not subject to arbitration pursuant to paragraph 18(g) of the Employment Agreement shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan. Pursuant to California Labor Code Section 925, the Executive acknowledges and agrees that the Executive is in fact individually represented by independent legal counsel of the Executive’s own choosing in negotiating the terms of this Agreement, including but not limited to this paragraph 13. Notwithstanding anything to the contrary herein, any disputes arising out of the Indemnification Agreement, any written indemnification agreement between the Executive and any other Releasee, or the governance documents of the Company or any Releasee shall be subject to the governing law and choice of forum provisions in such indemnification agreement or such governance document that are applicable to such dispute.

14.            Notices. Notices under this Agreement must be given in writing, by personal delivery, regular mail or receipted email, at the parties’ respective addresses shown on this Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of the Company’s General Counsel. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT THE EXECUTIVE HAS READ THIS AGREEMENT AND THAT THE EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT THE EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF THE EXECUTIVE’S OWN FREE WILL.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

PARAMOUNT SKYDANCE CORPORATION

By:	/s/ David Ellison
David Ellison
Chief Executive Officer

PARAMOUNT GLOBAL

By:	/s/ David Ellison
David Ellison
Chief Executive Officer

THE EXECUTIVE

/s/ Jeffrey Shell
Jeffrey Shell

Dated:	April 8, 2026